Exhibit 99.1

News Release

ARIAD ANNOUNCES PROPOSED $175 MILLION OFFERING OF CONVERTIBLE SENIOR NOTES DUE 2019

Cambridge, MA, June 11, 2014 – ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced its intention to offer, subject to market and other conditions, $175 million aggregate principal amount of convertible senior notes due 2019 (the “Notes”) in a private placement. The Notes will be offered by the initial purchasers only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Act”). ARIAD also intends to grant the initial purchasers of the Notes an option, exercisable for 30 days, to purchase up to an additional $50 million aggregate principal amount of the Notes on the same terms and conditions.

The Notes will be senior unsecured obligations of ARIAD, and interest will be payable semi-annually. The Notes will be convertible by the holders beginning December 15, 2018, or earlier upon specified events, and upon conversion, the holders will receive, at ARIAD’s option, shares of ARIAD’s common stock, cash or a combination of shares and cash. The interest rate, initial conversion rate and other terms of the Notes will be determined by negotiations between ARIAD and the initial purchasers.

In connection with the pricing of the Notes, ARIAD expects to enter into a convertible note hedge transaction with an affiliate of one of the initial purchasers (the “option counterparty”). The convertible note hedge transaction is expected generally to reduce the potential dilution to ARIAD’s common stock upon any conversion of Notes and/or offset any cash payments ARIAD may be required to make in excess of the principal amount of converted Notes, in each case, in the event that the market price per share of ARIAD’s common stock, as measured under the terms of the convertible note hedge transaction, is greater than the strike price of the convertible note hedge transaction. ARIAD also expects to enter into a warrant transaction with the option counterparty. The warrant transaction could separately have a dilutive effect to the extent that the market value per share of ARIAD’s common stock as measured over the applicable valuation period at the maturity of the warrants exceeds the applicable strike price of the warrants.

ARIAD expects that in connection with establishing its initial hedge of the convertible note hedge and warrant transactions, the option counterparty or an affiliate thereof expects to enter into various derivative transactions with respect to ARIAD’s common stock concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of ARIAD’s common stock or the Notes at that time. In addition, ARIAD expects that the option counterparty or an affiliate thereof may modify its hedge positions from time to time by entering into or unwinding various derivatives with respect to ARIAD’s common stock or other ARIAD securities in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so during any observation period related to a conversion of the Notes). This activity could also cause or avoid an increase or a decrease in the market price of ARIAD’s common stock or the Notes, which could affect the ability of Note holders to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of the Notes, it could affect the amount and value of the consideration that Note holders will receive upon conversion of the Notes.

ARIAD intends to use a portion of the net proceeds of the offering to pay the cost of the convertible note hedge transaction (after such cost is partially offset by the proceeds from the warrant transaction). ARIAD intends to use the remainder of the net proceeds of the offering for its operations, including, but not limited to sales, marketing, manufacturing and distribution of Iclusig® (ponatinib); global development of its other product candidates, including clinical trials, product and process development, manufacturing and other activities; discovery research efforts to add to its pipeline of product candidates; and for other general corporate purposes, including, but not limited to repayment or refinancing of indebtedness or other corporate borrowings, capital expenditures and possible acquisitions.

The Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the Notes nor the shares of ARIAD’s common stock issuable upon conversion of the Notes, if any, have been registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the securities will be made only by means of a private offering memorandum pursuant to Rule 144A under the Act.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements about whether or not we will offer the Notes or consummate the offering, the anticipated terms of the Notes and the offering, statements concerning the proposed convertible note hedge and warrant transactions, related derivative transactions and market activities by the option counterparty and/or its affiliates, and the potential effects of such transactions, and the anticipated use of the proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not we will be able to raise capital through the sale of the Notes, the final terms of the proposed offering, market and other conditions, the satisfaction of customary closing conditions related to the proposed offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that we will be able to complete the proposed offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to the proposed offering, ARIAD and our business can be found under the heading “Risk Factors” in the filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

CONTACT	For Investors	For Media
	Kendra Adams	Liza Heapes
	Kendra.adams@ariad.com	Liza.heapes@ariad.com
	(617) 503-7028	(617) 620-4888

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